Exhibit 10.22

AMENDMENT TO
UQM TECHNOLOGIES, INC. STOCK BONUS PLAN

(amended and restated, effective August 11, 2009)

Recital

UQM Technologies, Inc., a Colorado corporation (the "Company"), established the UQM Technologies, Inc. Stock Bonus Plan (the "Plan"). In Article XII the Company reserved the right to amend the Plan from time to time. The Plan has been amended and restated, most recently effective August 11, 2009. The Company wishes to amend the Plan to increase the number of shares of the Company's common stock authorized for issuance under the Plan.

Recitals

1. As of August 11, 2009, there were 2,054,994 shares of the Company's common stock authorized for issuance under the Plan in the aggregate since the inception of the Plan.

2. At its meeting on May 9, 2012, the Board of Directors of the Company (the "Board") approved increasing the number of authorized shares by 400,000 for a total number of authorized shares equal to 2,454,994 in the aggregate since the inception of the Plan. At the same meeting, the Board authorized the submission of the amendment to the Company's stockholders for their approval.

Amendment

1. Amendment to Number of Shares. The first sentence of Section 4.1 shall be amended in its entirety to provide as follows:

The maximum aggregate number of Shares that may be issued under the Plan pursuant to Awards is 2,454,994.

2. Effective Date. This amendment shall be effective on the date that it is approved by the stockholders of the Company.

IN WITNESS WHEREOF, this Amendment has been signed on behalf of the Company on the date set forth below, to be effective on the date it is approved by the stockholders of the Company.

UQM TECHNOLOGIES, INC.

By:	/s/Donald A. French
Name:	Donald A. French
Title:	Treasurer
Date:	May 9, 2012